Contact:
Mary Coleman	Kelly Sullivan/Ed Trissel
Savient Pharmaceuticals, Inc.	Joele Frank, Wilkinson Brimmer Katcher
information@savient.com	ksullivan@joelefrank.com / etrissel@joelefrank.com
(732) 418-9300	(212) 355-4449

Savient Pharmaceuticals Reports Third Quarter 2008 Financial Results

Conference Call Scheduled for November 6, 2008 at 10:00 a.m. EST

EAST BRUNSWICK, N.J. – (November 5, 2008) – Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three and nine months ended September 30, 2008. The net loss for the third quarter of 2008 was $18.2 million or $0.34 per basic and diluted share on total revenues of $0.5 million, compared with a net loss of $14.6 million or $0.28 per basic and diluted share on total revenues of $2.6 million for the same period in 2007. The net loss for the first nine months of 2008 was $60.0 million or $1.12 per basic and diluted share on total revenues of $2.1 million, compared with a net loss of $32.0 million or $0.61 per share on total revenues of $12.1 million for the same period in 2007. The company ended the quarter with $98.5 million in cash and short and long-term investments a reduction of $45.7 million from December 31, 2007.

“Our third quarter financial results were in line with expectations and represent our extensive efforts in preparing our Biologics License Application (BLA) that was recently filed with the FDA,” said Christopher Clement, President and Chief Executive Officer. “Filing the BLA was a major milestone and brings us one step closer to commercializing pegloticase. We look forward to the possibility of changing the treatment paradigm for patients who suffer from this debilitating disease.”

One recent highlight from the quarter is that our Biologics License Application for pegloticase was filed with the FDA on October 31, 2008. The filing included data from both the six-month placebo controlled Phase 3 pivotal trials, as well as the Open Label Extension (OLE) study. The BLA included 101 patients with at least twelve months of continuous treatment and 69 of 101 patients have been on the drug for up to 18 months. The Company has requested a Priority Review, which, if granted, would set a target date of six months from receipt of the completed submission for the FDA to complete its review. Pegloticase has previously received Orphan Drug designation by the FDA.

Three months ended September 30, 2008

Total revenues for the third quarter of 2008 were $0.5 million, compared with $2.6 million for the third quarter of 2007, a decrease of $2.1 million or 79%. This decrease was due to lower product sales of Oxandrin® (oxandrolone tablets, USP) CIII and our authorized generic product, oxandrolone, as a result of the continued impact of generic competition and from an increase in our allowance for product returns resulting from a rise in our actual historical product return rates. Cost of goods sold was $0.3 million for the three months ended September 30, 2008.

Research and development expenses were $10.9 million, a decrease of $1.2 million, or 10% from 2007. This decrease was primarily due to lower clinical trial costs as our Phase 3 clinical trials for pegloticase were completed in late 2007, lower pegloticase manufacturing process development expenses as these activities were substantially concluded in late 2007 and a reduction in manufacturing reservation fees for manufacturing capacity at our third-party manufacturer of pegloticase. Partially offsetting these decreases was an increase in technology transfer costs relating to developing our secondary source supplier of pegloticase, higher expense for the preparation of our BLA filing, higher compensation expense as a result of an increase in employee headcount primarily supporting manufacturing and medical affairs activities and higher manufacturing-related quality control and stability testing expenses.

Selling, general and administrative expenses for the third quarter of 2008 were $7.6 million, an increase of $0.8 million or 12%. This increase was primarily due to higher share-based compensation expense substantially due to an increase in the quantity of certain performance-based and service-based restricted stock awards.

Investment income for the third quarter of 2008 was $0.3 million, a decrease of $1.9 million or 84%. This decrease was primarily attributable to a decrease in dividend and interest income on lower cash, cash equivalent and investment balances and lower yields earned on these investments.

Nine months ended September 30, 2008

Total revenues for the first nine months of 2008 were $2.1 million, a decrease of $10.0 million or 83%. This decrease was due to lower product sales of Oxandrin and oxandrolone, as a result of generic competition and from an increase in our allowance for product returns resulting from a rise in our actual historical product return rates. Cost of goods sold was $0.9 million for the first nine months of 2008.

Research and development expenses were $37.8 million, an increase of $1.6 million or 4%. This increase was primarily due to higher manufacturing-related expenses related to technology transfer to our secondary source supplier of pegloticase active pharmaceutical ingredient (API), increased outside services expenses related to our BLA filing, higher compensation and share-based compensation expenses due to an increase in employee headcount for manufacturing and medical affairs activities, an increase in the quantity of certain performance-based and service-based restricted stock awards and higher expenses for toxicology studies for pegloticase. Partially offsetting these increases was a decrease in clinical trial costs as our Phase 3 clinical trials for pegloticase were completed in late 2007, a decrease in manufacturing process development and validation expenses, as the majority of this work was completed in the prior year and lower expenses related to the reservation of manufacturing capacity for future potential orders of pegloticase.

Selling, general and administrative expenses for the first nine months of 2008 were $27.3 million, an increase of $6.0 million or 28%. The increase is primarily due to higher legal costs resulting from patent infringement litigation and loss contingencies for the settlement of two legal proceedings, higher share-based compensation expense substantially due to an increase in the quantity of certain performance-based and service-based restricted stock awards and an increase in pre-launch pegloticase marketing and marketing research expenses as we prepare for the potential commercial launch of the product. Partially offsetting the above increases was a decrease in accounting and tax related professional fees.

Investment income for the first nine months of 2008 was $1.7 million, a decrease of $5.1 million or 75%. This decrease was primarily attributable to a decrease in dividend and interest income on lower cash, cash equivalent and investment balances and lower yields earned on these investments.

CONFERENCE CALL

Savient will host a live web cast to review third quarter 2008 results on November 6, 2008 at 10:00 a.m. EST. Both the live and archived web cast can be accessed from the Investor Relations page of Savient's website at http://www.savient.com. A digital recording of the web cast will be available within one hour following the conclusion of the call and will be available for 14 days. To access the recording, use the Dial-In Number and the Conference ID listed below.

Dial: (800) 642-1687 (domestic) or (706) 645-9291 (international)

Conf ID: 67897749

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals is a biopharmaceutical company engaged in developing and distributing pharmaceutical products that target unmet medical needs in both niche and broader markets. The company's product development candidate, pegloticase for treatment-failure gout, has reported positive Phase 1, 2 and 3 clinical data.  Patient dosing in the Phase 3 clinical studies began in June 2006; patient enrollment was completed in March 2007; and the Phase 3 clinical studies were completed in October 2007 and the BLA was filed with the FDA in October 2008. Savient has exclusively licensed worldwide rights to the technology related to pegloticase, formerly referred to as Puricase®, from Duke University and Mountain View Pharmaceuticals, Inc. Savient's experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late-stage compounds and exploring co-promotion and co-development opportunities that fit the Company's expertise in specialty pharmaceuticals and biopharmaceuticals with an initial focus in rheumatology. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc. Further information on Savient can be accessed by visiting: http://www.savient.com.

FORWARD-LOOKING LANGUAGE

We may from time to time make written or oral forward-looking statements, including statements contained herein, in our filings with the Securities and Exchange Commission, in our press releases and in our reports to stockholders within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release regarding our strategy, strategic alliances, competitive position, plans and objectives of management are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the pegloticase BLA filing, request for priority review, clinical results of the Phase 3 pivotal clinical trials and the ongoing Open Label Extension (OLE) program for pegloticase, the timing of approval of the BLA, and the market for pegloticase, are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our current assessment of the Phase 3 clinical data and on current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, the delay or failure in completing development of pegloticase and developing other product candidates; our stock price and market conditions, varying interpretations of our clinical and CMC data by the FDA, delay achieving or failure to achieve FDA approval of pegloticase, difficulties of expanding our product portfolio through in-licensing or acquisition; inability to manufacture commercial quantities of our products; inability to gain market acceptance sufficient to justify development and commercialization costs if our products are approved for marketing; our continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third parties to manufacture, market and distribute many of our products; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in ongoing or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements which speak only as of the date of publication of this press release to shareholders. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

SVNT-I

(Tables to Follow)

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SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)

	September 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$92,023	$124,865
Short-term investments (including restricted investments)	5,670	17,557
Accounts receivable, net	646	1,490
Notes receivable	—	644
Inventories, net	2,084	2,636
Recoverable income taxes	4,160	8,637
Prepaid expenses and other current assets	3,219	3,105
Total current assets	107,802	158,934
Deferred income taxes, net	3,800	3,558
Property and equipment, net	1,512	1,599
Other assets (including restricted cash and investments)	2,108	3,082
Total assets	$115,222	$167,173
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,678	$3,758
Deferred revenues	737	1,298
Other current liabilities	14,692	14,128
Total current liabilities	18,107	19,184
Other liabilities	9,743	8,924
Commitments and contingencies
Stockholders’ Equity:
Preferred stock — $.01 par value 4,000,000 shares authorized; no shares issued	—	—
Common stock — $.01 par value 150,000,000 shares authorized; 54,335,000 issued and outstanding at September 30, 2008 and 53,712,000 shares issued and outstanding at December 31, 2007	543	537
Additional paid in capital	214,124	204,659
Accumulated deficit	(127,409)	(67,445)
Accumulated other comprehensive income	114	1,314
Total stockholders’ equity	87,372	139,065
Total liabilities and stockholders’ equity	$115,222	$167,173

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Product sales, net	$499	$2,532	$1,958	$12,011
Other revenues	43	48	125	124
	542	2,580	2,083	12,135
Cost and expenses:
Cost of goods sold	303	—	855	288
Research and development	10,875	12,135	37,762	36,154
Selling, general and administrative	7,563	6,782	27,277	21,311
	18,741	18,917	65,894	57,753

Operating loss from continuing operations	(18,199)	(16,337)	(63,811)	(45,618)
Investment income, net	340	2,159	1,704	6,829
Other expense, net	(148)	(93)	(460)	(424)

Loss from continuing operations before income taxes	(18,007)	(14,271)	(62,567)	(39,213)
Income tax expense (benefit)	(863)	294	(3,673)	(7,173)

Loss from continuing operations	(17,144)	(14,565)	(58,894)	(32,040)
Loss from discontinued operations, net of taxes	(1,070)	—	(1,070)	—

Net loss	$(18,214)	$(14,565)	$(59,964)	$(32,040)

Loss per common share, from continuing operations:
Basic	$(0.32)	$(0.28)	$(1.10)	$(0.61)
Diluted	$(0.32)	$(0.28)	$(1.10)	$(0.61)

Loss per common share, from discontinued operations:
Basic	$(0.02)	$—	$(0.02)	$—
Diluted	$(0.02)	$—	$(0.02)	$—

Loss per common share:
Basic	$(0.34)	$(0.28)	$(1.12)	$(0.61)
Diluted	$(0.34)	$(0.28)	$(1.12)	$(0.61)

Weighted average number of common and common equivalent shares:
Basic	53,617	52,603	53,479	52,342
Diluted	53,617	52,603	53,479	52,342